UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 26, 2018

GETTY REALTY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-13777	11-3412575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza, Suite 110, Jericho, New York	11753-1681
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 478-5400

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2018, Getty Realty Corp. (the “Company”) entered into an amended and restated senior unsecured credit agreement (the “Restated Credit Agreement”) with certain banks and other lenders, including Bank of America, N.A., as administrative agent. Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets and RBC Capital Markets acted as joint lead arrangers and joint bookrunners and JPMorgan Chase Bank, N.A., KeyBank National Association and Royal Bank of Canada acted as syndication agents. The Restated Credit Agreement, which amends and restates the Company’s prior credit agreement, dated as of June 2, 2015, increases the Company’s borrowing capacity under its unsecured revolving facility (the “Revolving Facility”) from $175 million to $250 million and maintains the Company’s unsecured term loan (the “Term Loan”) in the original principal amount of $50 million. In addition, the Restated Credit Agreement extends the maturity date of the Revolving Facility from June 2018 to March 2022, with a one-year extension option, and the Term Loan from June 2020 to March 2023.

The Restated Credit Agreement also reflects reductions in the interest rates for borrowings under each of the Revolving Facility and the Term Loan. The Revolving Facility permits borrowings at an interest rate equal to the sum of a base rate plus a margin of 0.50% to 1.30% or a LIBOR rate plus a margin of 1.50% to 2.30% based on the Company’s consolidated total indebtedness to total asset value ratio at the end of each quarterly reporting period. The per annum rate of the unused line fee on the undrawn funds under the Revolving Facility is 0.15% to 0.25% based on the Company’s daily unused portion of the available Revolving Facility. The Term Loan bears interest at a rate equal to the sum of a base rate plus a margin of 0.45% to 1.25% or a LIBOR rate plus a margin of 1.45% to 2.25% based on the Company’s consolidated total indebtedness to total asset value ratio at the end of each quarterly reporting period. The Restated Credit Agreement does not provide for scheduled reductions in the principal balance prior to its maturity.

The Restated Credit Agreement contains customary financial covenants such as total leverage, secured leverage and unsecured leverage ratios, fixed charge and interest coverage ratios, and minimum tangible net worth, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Restated Credit Agreement contains customary events of default, including cross default provisions with respect to the Second Restated Prudential Note Purchase Agreement (as defined below). Any event of default, if not cured or waived in a timely manner, could result in the acceleration of the Company’s indebtedness under the Restated Credit Agreement and could also give rise to an event of default and the acceleration of the Company’s indebtedness under the Second Restated Prudential Note Purchase Agreement.

Certain of the banks and other lenders under the Restated Credit Agreement and their affiliates have in the past provided, and may from time to time in the future provide, commercial banking, financial advisory, investment banking and other services to the Company.

As part of this transaction, the Company also entered into an amendment (the “Amendment”) to its existing senior unsecured note purchase agreement with The Prudential Insurance Company of America and certain of its affiliates (the “Second Restated Prudential Note Purchase Agreement”) in order to conform the provisions therein relating to financial covenants to the corresponding provisions in the Restated Credit Agreement.

Copies of the Restated Credit Agreement and the Amendment will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018. On March 26, 2018, the Company issued a press release announcing that it has entered into the Restated Credit Agreement and the Amendment. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms of the Restated Credit Agreement and the Amendment as set forth above in Item 1.01 is hereby incorporated by reference into this Item.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit Number	Description

99.1	Press Release, dated March 26, 2018, issued by Getty Realty Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GETTY REALTY CORP.

Date: March 26, 2018	By:	/s/ Danion Fielding
Danion Fielding
Vice President, Chief
Financial Officer and Treasurer